                                  EXHIBIT 22

                        SUBSIDIARIES OF THE REGISTRANT






                                                  Percentage of
                                Jurisdiction of     Owned by
                                Incorporation      Registrant
                                --------------    -------------
Vira-Tech, Inc.                 Florida              100%
Viragen (Scotland) Ltd. (1)     Scotland (UK)         72%
Viragen Technology, Inc. (2)    Florida              100%
Viragen (Europe) Ltd. (3)       Delaware              72%
Viragen U.S.A., Inc. (4)        Delaware             100%

- -------------------------

(1)     Incorporated January 17, 1995, 100% owned by Viragen (Europe) Ltd.

(2)     Incorporated January 13, 1995

(3)     Acquired December 8, 1995

(4)     Incorporated April 4, 1996